UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 5, 2017

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

11422 Miracle Hills Drive, Suite 300
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2017, Strong/MDI Screen Systems Inc. (the “Borrower”), a wholly-owned subsidiary of Ballantyne Strong, Inc., entered into a demand credit agreement with Canadian Imperial Bank of Commerce (the “Lender”). The credit agreement consists of a revolving line of credit in an aggregate principal amount of CDN$3.5 million (approximately USD$2.8 million), subject to a borrowing base requirement (the “Line of Credit”), and two installment loans in the aggregate principal amount of CDN$6.5 million (approximately USD$5.2 million), one in the amount of CDN$6.0 million (approximately USD$4.8 million) and one in the amount of CDN$500,000 (approximately USD$400,000) (each, an “Installment Loan,” and together with the Line of Credit, the “Credit Facilities”). As of the date of this filing, the Borrower has not drawn any amounts under the Credit Facilities.

Amounts outstanding under the Line of Credit will bear interest at the prime rate set by the Lender, with interest payable monthly and the outstanding principal amount payable on demand by the Lender.

Each Installment Loan will bear interest at the prime rate plus 0.50% and will be payable in consecutive equal monthly installments, plus accrued interest, over a period of 20 years for the CDN$6.0 million Installment Loan and over a period of five years for the CDN$500,000 Installment Loan. The Lender may also demand repayment of a Term Loan at any time. The Borrower is permitted to prepay all or part of a Term Loan at any time without notice or penalty, provided the Borrower is not in default on the loan.

The Credit Facilities are secured by a lien on the Borrower’s Quebec, Canada facility and substantially all of the assets of the Borrower.

The Credit Facilities contain customary covenants, including as to compliance with laws (including environmental laws), delivery of quarterly and annual financial statements, maintenance of insurance, restrictions on the use of loan proceeds (with all proceeds from the Line of Credit to be used for the Borrower’s business operations, all proceeds from the CDN$6.0 million Term Loan to be used for the financing of the Borrower’s Quebec, Canada facility and all proceeds from the CDN$500,000 Term Loan to be used for the financing of equipment) and other customary covenants. The Borrower is also required to comply during the term of the Credit Facilities with the following financial covenants, to be measured quarterly:

●	Total Liabilities to Effective Equity Ratio: The Borrower is required to maintain a ratio of total liabilities to “effective equity” (tangible shareholders’ equity, less amounts receivable from affiliates and equity method investments, plus all postponed debt) not in excess of 2:1.

●	Current Ratio: The Borrower is required to maintain a current ratio (current assets, excluding amounts due from related parties, divided by current liabilities) of not less than 1.50:1.

●	Minimum Effective Equity: The Borrower is required to maintain minimum effective equity (as defined above) of not less than CDN$8 million (approximately USD$6.4 million).

The Credit Facilities contain customary events of default and remedies for credit facilities of this nature.

The foregoing description of the Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, executed as of September 5, 2017, by and between the Borrower and the Lender, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit

No.	Description

10.1	Credit Agreement, executed as of September 5, 2017, by and between Strong/MDI Screen Systems, Inc., as Borrower, and Canadian Imperial Bank of Commerce, as Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: September 8, 2017	By:	/s/ Lance V. Schulz
Lance V. Schulz
Senior Vice President, Chief Financial Officer